Exhibit 99.1

CONTACTS:

Justine E. Koenigsberg	Daniella M. Lutz
Director, Corporate Communications	Corporate Communications Specialist
(617) 349-0271	(617) 349-0205

TKT ANNOUNCES PROPOSED OFFERING OF

SENIOR CONVERTIBLE NOTES DUE 2011

Cambridge, MA, April 27, 2004 — Transkaryotic Therapies, Inc. (Nasdaq: TKTX) today announced its intention to publicly offer $80 million principal amount of senior convertible notes due 2011. The company would grant to the underwriters an overallotment option to purchase an additional $12 million principal amount of the notes within 30 days after the offering. JP Morgan Securities Inc. will be the sole book-running manager for the offering, SG Cowen & Co., LLC will be the joint lead manager for the offering and Pacific Growth Equities, LLC and RBC Capital Markets will be co-managers.

A shelf registration statement relating to the notes that the company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus and a prospectus supplement. A copy of the prospectus and prospectus supplement related to the offering can be obtained when available from the Prospectus Department of JP Morgan Securities Inc., One Chase Manhattan Plaza, Floor 5b, New York, NY 10081.

The securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement is final. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo, a Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc. Dynepo™ is a trademark of Aventis.